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                                  Exhibit 4(c)


                          Certificate of Incorporation
                         of Core Materials Corporation,
                 reflecting amendments through November 6, 1996
                          [for purposes of compliance
                    with Securities and Exchange Commission
                           filing requirements only]



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                          CERTIFICATE OF INCORPORATION

                                       OF

                           CORE MATERIALS CORPORATION

                                   ARTICLE I

                                      NAME

         The name of the Corporation is Core Materials Corporation.

                                   ARTICLE II

                     REGISTERED OFFICE AND REGISTERED AGENT

         The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of the Corporation's registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

                                  ARTICLE III

                               CORPORATE PURPOSES

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

                                 CAPITAL STOCK

         The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is thirty million (30,000,000) shares, of which twenty million (20,000,000) shares shall be Common Stock of the par value of one cent ($0.01) each (hereinafter called "Common Stock") and ten million (10,000,000) shares shall be Preferred Stock of the par value of one cent ($0.01) each (hereinafter called "Preferred Stock").

         A. RIGHTS AND RESTRICTIONS OF PREFERRED STOCK. The Preferred Stock is hereby authorized to be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating,

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optional or other special rights and qualifications, limitations or restrictions thereof as shall be stated and expressed in the Certificate of Incorporation or in any amendment thereto or in the resolution or resolutions adopted by the Board of Directors providing for the issue thereof.

         B. RIGHTS AND RESTRICTIONS OF COMMON STOCK. The powers, preferences, rights, qualifications, limitations or restrictions thereof in respect to the Common Stock are as follows:

                  (a) The Common Stock is junior to the Preferred Stock and is subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as herein or in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of this Article.

                  (b) The Common Stock shall have voting rights for the election of directors and for all other purposes, each holder of Common Stock being entitled to one vote for each share thereof held by such holder, except as otherwise required by law.

         C. INCREASE OR DECREASE IN AMOUNT OF AUTHORIZED SHARES. The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased by an amendment to this Certificate of Incorporation authorized by the affirmative vote of the holders of a majority of the shares of the Common Stock outstanding and entitled to vote thereon and, except as expressly provided in the Certificate of Incorporation or in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of this Article with respect to the Preferred Stock, no vote by holders of capital stock of the Corporation other than the Common Stock shall be required to approve such action.

         D. SHARES ENTITLED TO MORE OR LESS THAN ONE VOTE. If any class or series of the Corporation's capital stock shall be entitled to more or less than one vote for any share, on any matter, every reference in this Certificate of Incorporation, the By-laws and in any relevant provision of law to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of such stock.

         E. ISSUANCES OF STOCK. All issuances of capital stock of the Corporation must be authorized by the affirmative vote of two-thirds (2/3) of the entire Board of Directors.

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                                   ARTICLE V

                          DENIAL OF PREEMPTIVE RIGHTS

         No holder of any class of capital stock of the Corporation, whether now or hereafter authorized, shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of capital stock of the Corporation of any class whatsoever, or of securities convertible into or exchangeable for capital stock of the Corporation of any class whatsoever, whether now or hereafter authorized, or whether issued for cash, property or services.

                                   ARTICLE VI

                    STOCKHOLDER VOTE REQUIRED IN CONNECTION
                       WITH CERTAIN BUSINESS COMBINATIONS

         SECTION l. Vote Generally Required. Notwithstanding anything contained herein or in the General Corporation Law of the State of Delaware, the Corporation shall not (a) merge or consolidate with any one or more corporations, joint-stock associations or non-stock corporations (other than in a merger not requiring any vote of stockholders of the Corporation under the General Corporation Law of Delaware), (b) sell, lease or exchange all or substantially all of its property and assets or (c) adopt any plan or proposal for the liquidation or dissolution of the Corporation, unless (1) the Board of Directors shall, at a meeting duly called, adopt a resolution, by the affirmative vote of at least two-thirds (2/3) of the entire Board of Directors, approving such action and (2) such action shall be approved at a meeting by the affirmative vote of the holders of 66-2/3% of the shares of capital stock of the Corporation then outstanding and entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class and, except as expressly provided in this Certificate of Incorporation or in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of Article IV with respect to the Preferred Stock and except as otherwise provided by law, no vote by holders of capital stock of the Corporation other than Voting Stock shall be required to approve such action.

         SECTION 2: Amendment or Repeal. Notwithstanding the fact that a lesser percentage may be specified by the General Corporation Law of Delaware, the affirmative vote of the holders of record of at least 66-2/3% of the shares of the Voting Stock, voting together as a single class, shall be required to amend, alter or repeal any provision of, or to adopt any provision or provisions inconsistent with, any provision of this Article."

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                                  ARTICLE VII

                              CORPORATE EXISTENCE

         The Corporation is to have perpetual existence.

                                  ARTICLE VIII

                           TRANSFER OF CAPITAL STOCK

         SECTION 1. Certain Restrictions on the Transfer of Stock. In order to preserve the Tax Benefits, the restrictions set forth below shall apply for the period beginning on the Article VIII Effective Date and ending on the Expiration Date, unless the Board of Directors shall fix an earlier or later date in accordance with Section 6 of this Article VIII.

         A.       Definitions.

                  (1) Article VIII Effective Date. The time and date of the legal effectiveness of the merger of RYMAC Mortgage Investment Corporation with and into the Corporation.

                  (2) Control. The possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Such definition shall also apply to the terms "controlling," "controlled by" and "under common control with."

                  (3) Effective Date Tier Entity. Any Person that, as of the
         Article VIII Effective Date or the date that shares of Common Stock are issued pursuant to the Asset Purchase Agreement (as defined in B.5 below) after giving effect to such issuance, was a First Tier Entity or a Higher Tier Entity, for so long as such person continues to have a Prohibited Ownership Percentage.

                  (4) Expiration Date. The last day of the fifteen-year period commencing on the Article VIII Effective Date.

                  (5) First Tier Entity. A "first tier entity" with respect to the Corporation, as that term is defined in Treasury Regulations Section l.382-2T(f)(9).

                  (6) 47 Percentage Point Increase. An increase of 47 percentage points or more of the Stock owned by "5-percent shareholders" of the Corporation (as defined in A(13) below) over the lowest percentage of Stock owned by such 5-percent

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         shareholders at any time during the three-year period preceding any determination date, such determination to be made in accordance with Treasury Regulations Section 1.382-2T(c) as if the determination date were a "testing date."

                  (7) Higher Tier Entity. A "higher tier entity" with respect to the Corporation, as that term is defined in Treasury Regulations Section l.382-2T(f)(14).

                  (8) Internal Revenue Code. The Internal Revenue Code of 1986, as amended. Any reference to a particular Section or provision of the Internal Revenue Code shall be deemed to also refer to any successor Section or provision having similar effect.

                  (9) Ownership Change. An "ownership change" with respect to the Corporation, as that term is used in Section 382(g) of the Internal Revenue Code and Treasury Regulations Section 1.382-2T(a)(1), except that for purposes of determining whether 5-percent shareholders have increased their percentage interests by more than 50 percentage points, there shall be added to the increase in their percentage interests an amount equal to 2.5% of the total value of the Stock of the Corporation.

                  (10) Other Permitted Holders. Any Person, other than an Effective Date Tier Entity or a Permitted Transferee, which has a Prohibited Ownership Percentage permitted under Section 1, whether pursuant to a waiver under Paragraph D of Section 1 or otherwise.

                  (11) Permitted Transferee. Any transferee with a Prohibited Ownership Percentage as to which the Board of Directors has consented pursuant to Subparagraph C(2) or C(3) of Section 1.

                  (12) Person. Any individual, corporation, estate, trust, association, company, partnership, joint venture, or similar organization, or any other entity described in Treasury Regulations
         Section 1.382-3(a)(1)(i).

                  (13) Prohibited Ownership Percentage. Any ownership in the Corporation that would cause a Person or Public Group to be a "5-percent shareholder" of the Corporation within the meaning of Treasury Regulations Section 1.382-2T(g)(1)(i) or (ii). For this purpose, whether a Person or Public Group would be a "5-percent shareholder" shall be determined (u) by substituting "4.5 percent" for "5 percent" each place it appears in such provisions, (v) without giving effect to the following provisions: Treasury Regulations Sections 1.382-

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         2T(g)(2), 1.382-2T(g)(3), 1.382-2T(h)(2)(iii) and 1.382-2T(h)(6)(iii),
         (w) by treating every Person or Public Group which owns Stock, whether directly or by attribution, as directly owning such Stock notwithstanding any further attribution of such Stock to other Persons and notwithstanding Treasury Regulations Section 1.382-2T(h)(2)(i)(A),
         (x) by substituting the term "Person" in place of "individual" in Treasury Regulations Section l.382-2T(g)(1)(i), (y) by taking into account ownership of Stock at any time during the "testing period" as defined in Treasury Regulations Section 1.382-2T(d)(1), and (z) by treating each day during the testing period as if it were a "testing date" as defined in Treasury Regulations Section 1.382-2T(a)(2)(i). In addition, for the purpose of determining whether any Person or Public Group has a Prohibited Ownership Percentage as of any date, the definition of Stock set forth in Subparagraph A(15) of Section 1 shall be applied in lieu of the definition in Treasury Regulations Section 1.382-2T(f)(18), except that any option shall be treated as Stock only to the extent treating it as Stock would cause an increase in ownership of such Person and such option would be deemed exercised pursuant to Treasury Regulations in effect from time to time (disregarding whether treating such option as exercised would cause an ownership change).

                  (14) Public Group. A "public group" with respect to the Corporation, as that term is used in Treasury Regulations Section 1.382-2T(f)(13), excluding any "direct public group" with respect to the Corporation, as that term is used in Treasury Regulations Section 1.382-2T(j)(2)(ii).

                  (15) Stock. All classes of stock of the Corporation, all options to acquire stock of the Corporation and all other interests that would be treated as stock in the Corporation pursuant to Treasury Regulations Section 1.382-2T(f)(18)(iii), other than (x) stock described in Section 1504(a)(4) of the Internal Revenue Code and (y) stock that would be described in such Section 1504(a)(4) but is not so described solely because it is entitled to vote as a result of dividend arrearages. As used in this Article VIII, the term "option" shall have the meaning set forth in Treasury Regulations Section 1.382-2T(h)(4).

                  (16) Tax Benefits. The net operating loss carryovers and capital loss carryovers to which the Corporation is entitled under the Internal Revenue Code, free of restrictions under Section 382 of the Internal Revenue Code.

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                  (17) Testing Date Action. Any Transfer or acquisition of
         Stock or any other action (including the acquisition or issuance of an option to Transfer or acquire Stock), if the effect of such Transfer, acquisition or other action would be to cause a "testing date" with respect to the Corporation within the meaning of Treasury Regulations Section l.382-2T(a)(2)(i), determined by treating every Person and Public Group which has a Prohibited Ownership percentage as a 5-percent shareholder as used in such Section.

                  (18) Transfer. Any means of conveyance of legal or beneficial ownership of Stock, whether such ownership is direct or indirect, voluntary or involuntary, including, without limitation, an indirect transfer of ownership through the transfer of any ownership interest of any entity that owns Stock.

                  (19) Transferee Undertaking. A duly executed written undertaking for the benefit of the Corporation by any transferee pursuant to which the transferee agrees that (i) it will not take any of the following actions without the prior consent of the Board of Directors (x) acquire any additional Stock, (y) Transfer any Stock in violation of Paragraph B of Section 1, or (z) take or cause to be taken any Testing Date Action, (ii) upon request by the Corporation, it will furnish or cause to be furnished to the Corporation all certificates representing Stock held of record or beneficially, directly or indirectly, by it or by any Person controlling, controlled by or under common control with it for the purpose of placing a legend on such certificates to reflect the undertakings described in clause
         (i) above, (iii) it acknowledges that stop transfer orders may be entered with the transfer agent (or agents) and the registrar (or registrars) of Stock against the transfer of Stock subject to the undertakings described in clause (i) above except in compliance with the requirements of such undertakings, and (iv) it will agree to such other actions and remedies as the Corporation may reasonably request in order to preserve the Tax Benefits.

                  (20) Treasury Regulations. The regulations promulgated by the Secretary of the Treasury under the Internal Revenue Code. Any reference to a particular Treasury Regulation or Section or provision thereof shall be deemed to also refer to any successor Regulation or Section or provision having similar effect.

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         B. Transfer Restrictions.

         Unless otherwise consented to or waived by the Board of Directors, the following Transfers and actions shall be prohibited:

                  (1) General. No Person shall Transfer any Stock to any other Person to the extent that such Transfer, if effected, (i) would cause the transferee or any person or Public Group to have a Prohibited Ownership Percentage, or (ii) would increase the ownership percentage of any transferee or any Person or Public Group having a Prohibited Ownership Percentage.

                  (2) Additional Restrictions on Transfers Involving Effective Date Tier Entities. In addition to the restrictions under Subparagraph B(1), (i) no Effective Date Tier Entity or individual that owns a direct ownership interest in the Corporation of five percent or more shall Transfer any Stock, and no other Person shall Transfer any Stock to an Effective Date Tier Entity, if, in either case, after such Transfer, there would be a 47 Percentage Point Increase, and (ii) no Effective Date Tier Entity or individual that owns a direct ownership interest in the Corporation of five percent or more shall take any other action (including the acquisition or issuance of an option to Transfer or acquire Stock) if, after such action, there would be a 47 Percentage Point Increase.

                  (3) Additional Restrictions on Transfers Involving Other Permitted Holders. In addition to the restrictions under Subparagraph B(1), (i) no Other Permitted Holder shall Transfer any Stock, and no other Person shall Transfer any Stock to an Other Permitted Holder, if, in either case, such Transfer would constitute a Testing Date Action, and (ii) no Other Permitted Holder shall take any other action that would constitute a Testing Date Action.

                  (4) Additional Restrictions under Transferee Undertakings. In addition to the restrictions under Subparagraph B(1), (i) no Person who has delivered a Transferee Undertaking shall Transfer any Stock, and no Person shall Transfer any Stock to any Person who has delivered a Transferee Undertaking, if, in either case, such Transfer would result in a violation of such Transferee Undertaking, and (ii) no Person who has delivered a Transferee Undertaking shall take or cause to be taken any other action that would constitute a Testing Date Action.

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                  (5) Exception. Notwithstanding anything herein to the
         contrary, the issuance of shares of Common Stock of the Corporation to Navistar International Transportation Corp. ("Navistar") or its designees pursuant to the terms of an Asset Purchase Agreement, dated September 12, 1996 (the "Asset Purchase Agreement"), between Navistar and RYMAC Mortgage Investment Corporation shall not be deemed to be a violation of the transfer restrictions set forth in this Paragraph B.

         C. Permitted Transfers.

                  (1) General. Unless otherwise restricted under Paragraph B of
         Section 1 or under a Transferee Undertaking or other agreement, Transfers of Stock may be made without the consent of the Board of Directors.

                  (2) Transfers by Effective Date Tier Entities. Upon petition by any Effective Date Tier Entity or individual that owns a direct ownership interest in the Corporation of five percent or more, the Board of Directors shall consent to a proposed Transfer of Stock that complies with Subparagraph B(2) of Section l but would otherwise be prohibited pursuant to Subparagraph B(1) of Section 1 if it determines that (i) after giving effect to such Transfer, the percentage of Stock owned by all Persons and Public Groups with a Prohibited Ownership percentage will not have increased by more than 47 percentage points over the lowest percentage of Stock owned by such Persons and Public Groups at any time during the three-year period preceding the proposed date of such Transfer (such determination to be made in accordance with the provisions of Treasury Regulations Section l.382-2T(c)) and
         (ii) the proposed transferee shall have delivered a Transferee Undertaking.

                  (3) Transfers by Permitted Transferees. Upon petition by any Permitted Transferee, the Board of Directors shall consent to a proposed Transfer of Stock or Testing Date Action that would otherwise be prohibited pursuant to Subparagraph B(1) or B(4) of Section 1 or pursuant to any Transferee Undertaking if it determines that (i) after such proposed Transfer or Testing Date Action there would not be an Ownership Change and (ii) in the case of any such proposed Transfer that, if effected, would otherwise be prohibited under Subparagraph B(1) of Section l, such Transfer would otherwise be permitted under Subparagraph C(2) if such Transfer were proposed to be made by an Effective Date Tier Entity.

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                  (4) Certain Additional Transfers to Permitted Transferees.
         Upon petition by any Permitted Transferee, the Board of Directors shall consent to a proposed Transfer of additional Stock to such Permitted Transferee from a Person constituting an Effective Date Tier Entity or another Permitted Transferee if it determines that such proposed Transfer would otherwise be permitted under Subparagraph C(2) or C(3) of Section 1, as the case may be.

                  (5) Transfers by Other Permitted Holders. Upon petition by any Other Permitted Holder, the Board of Directors shall consent to a proposed Transfer of Stock or Testing Date Action that would otherwise be prohibited pursuant to Subparagraph B(1), B(3) or B(4) of Section 1 or pursuant to any Transferee Undertaking if it determines that (i) after such proposed Transfer or Testing Date Action there would not be an Ownership Change and (ii) in the case of any such proposed Transfer that, if effected, would otherwise be prohibited under Subparagraph
         (B)(1) of Section l, such Transfer would not cause a 47 Percentage Point Increase and the proposed transferee shall have delivered a Transferee Undertaking.

         D. Waivers. Notwithstanding anything herein to the contrary, the Board of Directors may waive any of the restrictions contained in Paragraph B of
Section 1 of this Article VIII: (a) in the case of any issuance of Stock by the Corporation which would otherwise be prohibited under Subparagraph B(1) of
Section 1, if the transferee agrees to be bound to the restrictions applicable to Permitted Transferees; (b) in the event of a tender or exchange offer within the meaning of the Securities Exchange Act of 1934, as amended, to acquire Stock constituting more than fifty percent in value of the outstanding Common Stock of the Corporation, so long as such waiver shall apply to all Transfers pursuant to such tender or exchange offer; (c) in connection with any Transfers of Stock in connection with underwritten offerings of such Stock; (d) in connection with any investment in or acquisition of a business or any business combination involving the Corporation or any subsidiary of the Corporation; and
(e) in any other instance in which the Board of Directors reasonably and in good faith determines that a waiver would be in the best interests of the Corporation.

         SECTION 2. Attempted Transfer in Violation of Transfer Restrictions. Unless the consent or waiver of the Board of Directors is obtained as provided in Paragraph C or D of Section l, and except as provided in Paragraph C of
Section 2 below, any attempted Transfer of shares of Stock of the Corporation in excess of the shares that could be Transferred to the transferee

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without restriction under Paragraph B of Section l is not effective to transfer ownership of such excess shares (the "Prohibited Shares") to the purported acquiror thereof (the "Purported Acquiror"), and the Purported Acquiror shall not be entitled to any rights as a shareholder of the Corporation with respect to the Prohibited Shares, including, without limitation, the right to vote or to receive dividends with respect thereto. Nothing contained in this Article VIII shall preclude the settlement of any transaction involving Stock entered into through the facilities of any national securities exchange on which the shares of Stock of the Corporation are listed. The application of the provisions and remedies described in the first sentence of this Section 2 and in Paragraphs A, B and C of Section 2 below shall be deemed not to so preclude any such settlement. Paragraphs A, B and C below shall apply only in the case of violations of the restrictions contained in Subparagraph B(1) of Section l.

         A. Transfer of Certificates; Sale of Stock. Upon demand by the Corporation, the Purported Acquiror shall transfer any certificate or other evidence of purported ownership of the Prohibited Shares within the Purported Acquiror's possession or control, together with any dividends or other distributions paid by the Corporation with respect to the Prohibited Shares that were received by the Purported Acquiror (the "Prohibited Distributions"), to an agent to be designated by the Corporation (the "Agent"). If the Purported Acquiror has sold the Prohibited Shares to an unrelated party in an arms-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold the Prohibited Shares for the Agent, and in lieu of transferring the Prohibited Shares and Prohibited Distributions to the Agent shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the "Resale Proceeds") except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to Paragraph B of Section 2 if the Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported Transfer of the Prohibited Shares by the Purported Acquiror, other than a transfer described in one of the two preceding sentences (unless such transfer itself violated the provisions of Article VIII), shall not be effective to transfer any ownership of the Prohibited Shares.

         B. Allocation and Distribution of Proceeds. The Agent shall sell in an arms-length transaction (through the American Stock Exchange, if possible) any Prohibited Shares transferred to the Agent by the Purported Acquiror, and the proceeds of such sale (the "Sales Proceeds"), or the Resale Proceeds, if

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applicable, shall be allocated to the Purported Acquiror up to the following amount: (1) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Prohibited Shares and (2) where the purported Transfer of the Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported transfer, the fair market value of the Prohibited Shares at the time of such purported Transfer. Any Resale Proceeds or Sales Proceeds in excess of the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions (such excess amount and Prohibited Distributions are collectively the "Subject Amounts"), shall be transferred to an entity designated by the Corporation that is described in Section 501(c)(3) of the Internal Revenue Code (the "Designated Charity"). In no event shall any such Prohibited Shares or Subject Amounts inure to the benefit of the Corporation or the Agent, but such Subject Amounts may be used to cover expenses incurred by the Agent in performing its duties.

         C. Limitation on Enforceability. Notwithstanding anything herein to the contrary, with respect to any Transfer of Stock which would cause a Person or Public Group (the "Prohibited Party") to violate a restriction provided for in Subparagraph B(1) of Section 1 only on account of the attribution to the Prohibited Party of the ownership of Stock by a Person or Public Group which is not controlling, controlled by or under common control with the Prohibited Party, which ownership is nevertheless attributed to the Prohibited Party, Subparagraph B(1) of Section 1 shall not apply in a manner that would invalidate such Transfer. In such case, the Prohibited Party and any Persons controlling, controlled by or under common control with the Prohibited Party (collectively, the "Prohibited Party Group") shall automatically be deemed to have disposed of, and shall be required to dispose of, sufficient shares of Stock (which shares shall consist only of shares held legally or beneficially, whether directly or indirectly, by any member of the Prohibited Party Group, but not shares held through another Person, other than shares held through a Person acting as agent or fiduciary for any member of the Prohibited Party Group, and which shares shall be disposed of in the inverse order in which they were acquired by members of the Prohibited Party Group) to cause the Prohibited Party, following such disposition, not to be in violation of Subparagraph B(1) of Section 1; provided that in the event no member of the Prohibited Party Group (i) is an Effective Date Tier Entity, Permitted Transferee or Other Permitted Holder and (ii) had any actual knowledge that such Transfer was prohibited under Subparagraph B(1) of Section 1, such disposition shall only be effected to the extent necessary in order to prevent an Ownership Change. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise

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to the application of this provision, and such number of shares which are deemed to be disposed of shall be considered Prohibited Shares and shall be disposed of through the Agent as provided in Paragraph B of Section 2, except that the maximum amount payable to the Prohibited Party in connection with such sale shall be the fair market value of the prohibited Shares at the time of the Prohibited Transfer.

         D. Other Remedies. In the event that the Board of Directors determines that a Person proposes to take any action in violation of Paragraph B of
Section 1, or in the event that the Board of Directors determines after the fact that an action has been taken in violation of Paragraph B of Section 1, the Board of Directors, subject to the second and third sentences of the introductory paragraph of Section 2, may take such action as it deems advisable to prevent or to refuse to give effect to any Transfer or other action which would result, or has resulted, in such violation, including, but not limited to, refusing to give effect to such Transfer or other action on the books of the Corporation or instituting proceedings to enjoin such Transfer or other action. If any Person shall knowingly violate Paragraph B of Section 1, then that Person and all other Persons controlling, controlled by or under common control with such Person shall be jointly and severally liable for, and shall pay to the Corporation, such amount as will, after taking account of all taxes imposed with respect to the receipt or accrual of such amount and all costs incurred by the Corporation as a result of such loss, put the Corporation in the same financial position as it would have been in had such violation not occurred.

         SECTION 3. Prompt Enforcement Against Purported Acquiror. Within 30 business days of learning of a purported Transfer of Prohibited Shares to a Purported Acquiror or a Transfer of Stock to a Prohibited Party, the Corporation through its Secretary or any Assistant Secretary shall demand that the Purported Acquiror or Prohibited Party surrender to the Agent the certificates representing the Prohibited Shares, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror or Prohibited Party within 30 business days from the date of such demand, the Corporation shall institute legal proceedings to compel such surrender; provided, however, that nothing in this Section 3 shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and also provided that failure of the Corporation to act within the time periods set out in this Section 3 shall not constitute a waiver of any right of the Corporation to compel any transfer required by
Section 2. Upon a determination by the Board of Directors that there has been or is threatened a purported Transfer of Prohibited Shares to a Purported Acquiror or a Transfer of Stock to a Prohibited

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

Party or any other violation of Paragraph B of Section 1, the Board of Directors may authorize such additional action as it deems advisable to give effect to the provisions of this Article VIII, including, without limitation, refusing to give effect on the books of the Corporation to any such purported Transfer or instituting proceedings to enjoin any such purported Transfer.

         SECTION 4. Obligation to Provide Information. The Corporation may require as a condition to the registration of the Transfer of any Stock that the proposed transferee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct or indirect ownership of Stock by the proposed transferee and by Persons controlling, controlled by or under common control with the proposed transferee.

         SECTION 5. Legends. All certificates evidencing Stock that is subject to the restrictions on transfer set forth in this Article VIII shall bear a conspicuous legend referencing such restrictions.

         SECTION 6. Further Actions. Subject to the second and third sentences of the introductory paragraph of Section 2, nothing contained in this Article VIII shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and the interests of the holders of its securities in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law (including applicable regulations) making one or more of the following actions necessary, in the case of actions described in clauses (B), (C) and (D) below, or desirable, in the case of actions described in clause (A) below, the Board of Directors may (A) accelerate the Expiration Date, (B) extend the Expiration Date, (C) conform any terms or numbers set forth in the transfer restrictions in Section 1 to make such terms consistent with the Internal Revenue Code and the Treasury Regulations following any changes therein to the extent necessary to preserve the Tax Benefits, or (D) conform the definitions of any terms set forth in this Article VIII to the definitions in effect following such change in law; provided that the Board of Directors shall determine in writing that such acceleration, extension, change or modification is reasonably necessary to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, which determination shall be based upon an opinion of legal counsel to the Corporation and which determination shall be filed with the Secretary of the Corporation and mailed by the Secretary to all stockholders of the Corporation within ten days after the date of any such determination.

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

         SECTION 7. Severability. If any provision of this Article VIII or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article VIII.

                                   ARTICLE IX

                               BOARD OF DIRECTORS

         SECTION l. Powers of Board of Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized:

                  A. To make, alter, amend or repeal the By-Laws. Any By-Law may be altered, amended or repealed by the holders of the capital stock of the Corporation entitled to vote thereon at any annual meeting or at any special meeting called for that purpose.

                  B. To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

                  C. To exercise, in addition to the powers and authorities hereinbefore or by law conferred upon it, any such powers and authorities and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware and of the Certificate of Incorporation and of the By-Laws of the Corporation.

         SECTION 2. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of record of outstanding shares representing at least 80% of the Voting Stock, voting together as a single class.

         SECTION 3. Vacancies. Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, any vacancies in the Board of Directors for any reason, including by reason of any increase in the number of directors, shall be filled only by the Board of Directors, acting by the affirmative vote of a majority of the remaining directors

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

then in office, although less than a quorum, and any directors so elected shall hold office until their successors are elected and qualify; provided, however, notwithstanding anything herein to the contrary, any vacancies on the Board of Directors prior to the first annual meeting of stockholders of the Corporation after the Closing Date (as defined in the Asset Purchase Agreement referred to in Section 1(B)(5) of Article VIII hereof, a copy of which shall be sent to any stockholder, upon request, without charge) shall be filled as provided in the Asset Purchase Agreement.

         SECTION 4. Preferred Stock. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or a special meeting of holders of capital stock of the Corporation, the nomination, election, term of office, filling of vacancies and other features of such directorships shall be governed by this Article IX unless expressly otherwise provided by law or by the resolution or resolutions providing for the creation of such series.

                                   ARTICLE X

                             ACTION BY STOCKHOLDERS

         Any action required or permitted to be taken by the holders of the issued and outstanding capital stock of the Corporation may be effected solely at an annual or special meeting of stockholders duly called and held in accordance with law, this Certificate of Incorporation and the By-laws of the Corporation, and the power of stockholders, or any of them, to consent in writing, without a meeting, to the taking of any such action is hereby specifically denied.

                                   ARTICLE XI

                       LIMITATION OF DIRECTORS' LIABILITY

         SECTION 1. Limitation of Directors' Liability.

         A. No director of the corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except, to the extent provided by applicable law, for liability (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware

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

General Corporation Law is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of each director of the Corporation shall be limited or eliminated to the full extent permitted by the Delaware General Corporation Law as so amended from time to time.

         B. Neither the amendment nor repeal of this Section 1, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Section 1, shall eliminate or reduce the effect of this Section 1, in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 1, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE XII

         The name and mailing address of the sole incorporator is as follows:

NAME                                     MAILING ADDRESS
----                                     ---------------
RYMAC MORTGAGE                           Penn Central West II
INVESTMENT CORPORATION                   Suite 311
                                         Pittsburgh, PA 15276


                                  ARTICLE XIII

           RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

         The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Certificate of Incorporation and all rights and powers conferred in this Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power; provided that (a) the affirmative vote of the holders of record of at least 66-2/3% of the shares of Voting Stock, voting together as a single class, shall be required to amend, alter, change, or repeal any provision of, or to adopt any provision or provisions inconsistent with Article VI or this subsection (a) of Article XIII of this Certificate of Incorporation; (b) the affirmative vote of the holders of record of at least 80% of the shares of Voting Stock, voting together as a single class, shall be required to amend, alter, change, or repeal any provision of, or adopt any provision or provisions inconsistent with Section 2 of Article IX or this subsection (b) of Article XIII of this Certificate of Incorporation; and (c) the affirmative vote of the holders of record of at least 80% of the shares of Voting Stock present in person or by proxy at a meeting of stockholders, voting together as a single class, shall be

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

required to amend, alter, change, or repeal any provision of, or to adopt any provision or provisions inconsistent with Article XI or this subsection (c) of Article XIII of this Certificate of Incorporation, notwithstanding the fact that a lesser percentage may be specified by the General Corporation Law of Delaware.

         The undersigned, being the sole incorporator of the Corporation, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is the act and deed of the undersigned and the facts stated herein are true, and accordingly, the undersigned has hereunto set his hand this 8th day of October, 1996.

                                          RYMAC MORTGAGE INVESTMENT CORPORATION,
                                          as Incorporator

                                          By: /s/ RICHARD R. CONTE
                                              ---------------------------
                                          Title: Chief Executive Officer

                                                 Richard R. Conte






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